Exhibit 99.1
HANSEN MEDICAL REPORTS 2008 FIRST QUARTER RESULTS
Robotic System Installed Base Increases by More Than 50%; Catheter Shipments Nearly Double Compared to Prior Quarter
MOUNTAIN VIEW, Calif., May 1, 2008 – Hansen Medical, Inc. (Nasdaq: HNSN), a developer of new generation robotic technology for accurate and stable control of catheter movement in 3D during cardiac procedures, today reported its business highlights and financial results for the first quarter ended March 31, 2008.
Recent Business Highlights
•	System Sales: The company recognized revenue on eight SenseiTM Robotic Catheter Systems sold during the first quarter, which brings the total worldwide system placements to 23, including 14 in the United States and nine in Europe.

•	Catheter Sales: 401 ArtisanTM Control Catheters were shipped in the first quarter, which exceeds the number of catheters shipped during all of 2007.

•	Collaboration with St. Jude Medical: The company’s CoHesionTM 3D Visualization Module—a module integrating the 3D movement of the Sensei system with the 3D visualization of the EnsiteTM system from St. Jude Medical—has been configured in six systems in Europe. Clearance for the integrated system by the U.S. Food & Drug Administration (FDA) is expected by mid-2008.

•	Enhanced Manufacturing Capabilities: Previous and ongoing investments made to improve the company’s manufacturing capabilities are proving to be effective as the manufacturing capacity of the Sensei system increased to an average of three systems per month during the first quarter, and manufacturing yields of the Artisan control catheter were approximately 90% at the end of the period.

•	Secondary Financing: In April 2008, the company completed a successful secondary public offering of common stock, selling three million shares with net proceeds to the company of approximately $39.4 million.
“I am pleased to report that since commercialization, we have achieved four consecutive quarters of increases in the number of systems placed,” said Frederic Moll, M.D., co-founder and chief executive officer of Hansen Medical. “In this past quarter, we recorded revenue on eight Sensei Robotic Catheter Systems, bringing the number of units we have recognized revenue on - which we refer to as our installed base - to 23 systems in our first 10 months of commercialization. First quarter shipments represent more than a 50% increase in our installed base, which now includes 14 systems in the United States and nine in Europe. Additionally, the 401 catheters sold in the first quarter exceeded the number shipped during all of 2007 and is nearly double the prior quarter’s catheter shipments.
“As the demand for our platform continues to grow, the investments we have made to increase manufacturing capacity and improve catheter yields will allow us to meet customer expectations and expand our worldwide market presence more efficiently,” concluded Dr. Moll.
2008 First Quarter Financial Results
Total revenue for the three months ended March 31, 2008 was $6.2 million. During the quarter, the company recorded revenue on the sale of eight Sensei systems (including five in the United States and three Sensei systems in Europe), shipments of 401 Artisan control catheters and one CoHesion module. No revenues were recorded in the same period in 2007.
Cost of goods sold for the three months ended March 31, 2008 was $4.9 million and included non-cash stock compensation expense of $161,000. Gross profit for the quarter was $1.3 million yielding in a gross margin of 21%. There were no costs of goods sold, gross profit or gross margin recorded in the same period in 2007. The company expects that cost of goods sold, both as a percentage of revenue and on a dollar basis for the remainder of 2008, will continue to fluctuate from quarter to quarter as revenue grows, manufacturing levels change, scale up of both in-house and contract manufacturing processes to full commercial levels is achieved, and as the company transitions into a new manufacturing facility.
Research and development expenses for the three months ended March 31, 2008, including non-cash stock compensation expense of $570,000, were $5.2 million, compared to $5.1 million for the same period in 2007, which included non-cash stock compensation expense of $720,000. Prior to the second quarter of 2007, the company was in the development stage and all manufacturing expenses, including provisions for inventory valuation, were included in research and development expenses. Beginning with commercialization in the second quarter of 2007, the company’s manufacturing expenses were included in cost of goods sold. Research and development expenses for the three months ended March 31, 2007 included development-stage manufacturing expenses of $1.0 million. The remaining change in research and development expenses was due primarily to increased compensation expenses related to higher headcount necessary for the development of our Sensei system and the disposable Artisan catheters for the EP market, percutaneous valve replacement application and other future applications.
Selling, general and administrative expenses for the three months ended March 31, 2008, including non-cash stock compensation expense of $1.3 million, were $8.1 million, compared to $4.5 million for the same period in 2007, which included non-cash stock compensation expense of $1.1 million. The increase in selling, general and administrative expenses was due primarily to increased compensation expenses related to higher headcount necessary to support continued growth, legal costs for the development of the company’s intellectual property portfolio and other IP and litigation-related legal costs, lease costs for the new facility and increased non-cash stock compensation expenses. The company expects selling, general and administrative expenses to increase during the remainder of this year due to the continued growth of its sales and clinical support groups and the expansion of its intellectual property portfolio.
Other income, net, for the three months ended March 31, 2008 was $352,000, compared to $982,000 for the same period in 2007. The decrease was primarily due to lower interest income related to lower average cash, cash equivalents and short-term investments as a result of cash used in operations and the acquisition of AorTx.
Net loss for the three months ended March 31, 2008, including non-cash stock compensation expense of $2.0 million, was $11.6 million, or $(0.53) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.8 million. This compares to a net loss of $8.6 million, or $(0.40) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.4 million, for the same period in 2007, which included non-cash stock compensation expense of $1.8 million.
Cash, cash equivalents and short-term investments as of March 31, 2008 were $32.8 million, compared to $48.6 million as of December 31, 2007. The decrease is due mainly to the company’s normal operating expenses and $2.3 million in capital expenditures primarily related to the build out of the new facility. Subsequent to the end of the first quarter, in April 2008, the company successfully completed a secondary public offering of common stock, selling three million shares with net proceeds to the company of approximately $39.4 million.

Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2008 first quarter results and provide a business update today, May 1, 2008 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-218-0204 or 303-275-2170. An audio replay will be available approximately one hour after the completion of the conference call through May 9, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11112640.
About Hansen Medical, Inc.
Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expected numbers, locations and timing of placements of the company’s Sensei’ systems, our expected operational and financial results, expectations regarding regulatory approvals, plans for future clinical studies, plans for increasing manufacturing capacity and efficiency, and plans for the timing of future products. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; our ability to effectively train, manage and retain new employees; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully move and scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk

Factors” contained in our periodic SEC filings, including our Annual Report on Form 10-K filed with the SEC on February 28, 2008. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
“Hansen Medical,” “Sensei,” “Artisan,” “Hansen Artisan,” as well as the Hansen Medical “heart design” are trademarks of Hansen Medical, Inc.
EnSite is a trademark of St. Jude Medical.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Kathy Waller
Financial Relations Board
312.640.6696
kwaller@frbir.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$6,244	$—
Cost of goods sold	4,937	—

Gross profit	1,307	—
Operating expenses
Research and development	5,214	5,072
Selling, general and administrative	8,077	4,526

Total operating expenses	13,291	9,598

Loss from operations	(11,984)	(9,598)
Other income, net	352	982

Net loss	$(11,632)	$(8,616)

Basic and diluted net loss per share	$(0.53)	$(0.40)

Shares used to compute basic and diluted net loss per share	21,806	21,443

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$32,849	$48,552
Accounts receivable	6,780	4,003
Inventories, net	3,501	2,982
Prepaids and other current assets	1,773	1,397
Property and equipment, net	6,583	2,672
Other assets	904	295

Total assets	$52,390	$59,901

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,149	$2,956
Deferred revenues	343	368
Debt	2,802	3,309
Other liabilities	6,915	4,204

Total liabilities	12,209	10,837

Stockholders’ equity	40,181	49,064

Total Liabilities and Stockholders’ Equity	$52,390	$59,901

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